Exhibit 3.9 – Amendment to By-laws of Medytox Solutions, Inc.

securities or any application for qualification or registration of the Corporation as a broker or dealer; and be it

RESOLVED FURTHER, that if any resolutions are required to be adopted in connection with any application or other document to be submitted under the securities or Blue Sky laws or the equivalents thereof of any state or other U.S. jurisdiction in order to permit the offering and issuance of such securities, upon the insertion by the Secretary or any other officer of the Corporation of copies of such resolutions and appendices to this consent, such resolutions shall thereupon be deemed to have been adopted by the Board of Directors, with the same force and effect as if set forth herein at length; and that the execution by any officer of the Corporation of any documents or papers hereinbefore referred to or the doing by such officer of any act in connection with the foregoing matter shall be conclusive evidence of (i) such officer's authority therefor from the Corporation and (ii) the approval and ratification by the Board of Directors of the papers and documents so executed and the actions so taken; and be it

RESOLVED FURTHER, that the execution by any of said officers of the Corporation of any document or documents executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Corporation without the necessity of the signature or attestation of any other officer of the Corporation or the affixing of the corporate seal; and be it

RESOLVED FURTHER, that the following individuals are elected as officers of the Corporation to serve in such capacities until the next annual meeting of the Board of Directors or until their successors have been duly elected and qualified or until their earlier resignation, removal or death:

Sharon L. Hollis

Vice President of Operations

Francisco Roca III

Vice President of Marketing and Sales

Steven Sramowicz

Vice President of Business Development

RESOLVED FURTHER, that the Bylaws of the Corporation be amended to add the following Article IX:

"Article IX. Control Share Acquisitions

The Corporation exercises its right, pursuant to Section 78.378 of the Nevada Revised Statutes, to avoid the provisions pertaining to control share acquisitions contained in Sections 78.378 through 78.3793, inclusive, and such sections do not apply to the Corporation or to an acquisition of a controlling interest by any type of existing or future stockholder."

RESOLVED FURTHER, that the various members of the Board may execute this Unanimous Action in one or more counterparts, all of which counterparts,   when taken together shall constitute one document; and be it

RESOLVED FURTHER, that all acts, transactions or agreements undertaken by any of the officers of the Corporation, in the name of and on behalf of the Corporation, in connection with the